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                                                                    EXHIBIT 12.1

Edison Mission Energy
Ratio of Earnings to Fixed Charges (000s)

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
                              2000       1999      1998      1997      1996
                            ---------  --------  --------  --------  --------
Earnings:
Income before taxes and
 accounting change......... $ 180,098  $103,705  $202,579  $185,515  $174,110
Adjustments:
  Fixed charges, as below..   797,891   439,300   260,439   275,426   261,885
  Interest capitalized.....   (14,281)  (27,471)  (26,300)  (15,000)  (64,400)
  Equity in earnings of
   equity method
   investments.............  (100,569)  (79,433)  (45,984)  (76,694)  (72,272)
  Dividends from equity
   method investments......   121,463    80,891    49,208    82,576    72,787
                            ---------  --------  --------  --------  --------
Earnings as adjusted....... $ 984,602  $516,992  $439,942  $451,823  $372,110
                            =========  ========  ========  ========  ========
Fixed Charges:
Interest on indebtedness
 (expense and
 capitalized).............. $ 729,201  $413,811  $245,220  $260,249  $246,895
Dividends on preferred
 securities................    32,075    22,375    13,149    13,167    13,100
Interest portion of rental
 expense...................    36,615     3,114     2,070     2,010     1,890
                            ---------  --------  --------  --------  --------
                            $ 797,891  $439,300  $260,439  $275,426  $261,885
                            =========  ========  ========  ========  ========
Ratio of Earnings to Fixed
 Charges...................      1.23      1.18      1.69      1.64      1.42
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